Exhibit 3a
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF

ECOSYSTEM CORPORATION

Ecosystem Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify:

FIRST:  That by written consent dated April 29, 2011, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

ARTICLE I shall be amended to read in its entirety as follows:

ARTICLE I:  The name of the corporation is Adarna Energy Corporation.

ARTICLE IV shall be amended by deleting Section (A) and substituting the following as ARTICLE IV (A):

(A)         The aggregate number of shares of stock which the Corporation shall have the authority to issue is five billion, five million, two hundred seventy-five thousand (5,005,275,000) shares, consisting of five billion (5,000,000,000) shares of Common Stock with $.0001 par value, one million (1,000,000) shares of Series A Preferred Stock with $.001 par value, two hundred seventy-five thousand (275,000) shares of Series B Preferred Stock with $.001 par value, and four million (4,000,000) shares of Preferred Stock with $.001 par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to  Sec. 151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby.  The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

ARTICLE IV shall be amended to effect a reverse split of the Corporation’s common stock by add the following provision to ARTICLE IV as Section IV (H):

(H) Reverse Split:

 On July 5, 2011 (“Effective Date”) at 6:00 p.m. Eastern Standard Time, a reverse stock split (“Reverse Stock Split”) will occur, as a result of which each one hundred (100) issued and outstanding shares of Common Stock of the Corporation (“Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

1. Following the Effective Date, each holder of a certificate(s) representing outstanding shares of the Corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent for cancellation, a certificate (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

2. From and after the Effective Date, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for New Certificates pursuant to the provisions hereof.

3. The Corporation will not issue fractional shares.  The number of shares to be issued to each shareholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number.

SECOND:  That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendment by signing written consents setting forth said amendment and delivered the signed consents to the Corporation as required by the provisions of said Section 228.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH:   That the effective date of this amendment shall be July 5, 2011.

/s/ Kevin Kreisler
Kevin Kreisler
Chairman and Chief Executive Officer